                       [Letterhead of FMV Opinions, Inc.]

                                  Exhibit 99.2
                                  ------------



                                February 27, 1997


The Board of Directors
Keystone Automotive Industries, Inc.
700 East Bonita Avenue
Pomona, California 91767

     RE: NORTH STAR PLATING COMPANY ACQUISITION

Gentlemen:

     You have asked us to provide a written opinion (the "Opinion") to you in your capacity as members of the Board of Directors of Keystone Automotive Industries, Inc. ("Keystone") as to whether the terms and conditions of the contemplated acquisition of North Star Plating Company ("North Star") by Keystone is fair to Keystone and its shareholders from a financial point of view. The proposed acquisition consists of a stock pooling arrangement whereby, among other things, Keystone will issue 2,450,000 shares of its Common Stock to the shareholders of North Star in exchange for all of the outstanding capital stock of North Star (the "Merger"). The terms of the Merger are more fully set forth in that certain Agreement and Plan of Merger by and among Keystone, North Star, North Star Acquisition, Inc., Ronald G. Brown, and Kim D. Wood, dated December 6, 1996 (the "Merger Agreement").

     We have specifically been asked to advise Keystone's Board of Directors respecting the fairness of the terms and conditions of the Merger to Keystone and its shareholders from a financial point of view.

     In arriving at the conclusion set forth herein, we have, among other things:

      (i) reviewed the Merger Agreement, including the schedules and exhibits thereto;

     (ii) participated in discussions among representatives of Keystone and North Star and their financial and legal advisors;

    (iii) reviewed the Proxy Statement/Information Statement/Prospectus dated the date hereof relating to the Merger;

     (iv) reviewed certain publicly available financial statements, both audited and unaudited, of Keystone, including those included in its Prospectus dated June 20, 1996, and its Quarterly Reports on Form 10-Q for the periods ended June 29, 1996, and September 27, 1996;

      (v) reviewed certain financial statements, both audited and unaudited, of North Star, including those dated September 30, 1992, September 30, 1993, September 30, 1994, September 30, 1995 and September 30, 1996;

     (vi) reviewed certain financial statements and other financial and operating data concerning Keystone and North Star prepared by their respective managements;

    (vii) reviewed certain financial forecasts of Keystone and North Star prepared by their respective managements and made inquiries of representatives of Keystone's and North Star's managements as to the expected future financial performance of Keystone and North Star, respectively, on a stand-alone basis and giving effect to the Merger;

    (viii) discussed the past and current business operations, results of operations, financial condition and future prospects of Keystone and North Star with certain members of their respective managements;

      (ix) reviewed reported market prices and historical trading activity of Keystone's Common Stock;

       (x) reviewed the financial performance of Keystone and North Star and compared such financial performance of Keystone and North Star, together with stock market data relating to Keystone's Common Stock, with similar data available for certain other companies that we have deemed similar from an investment perspective and certain of their publicly traded securities;

      (xi) reviewed the financial terms of certain other business combinations involving Keystone and North Star, and to the extent publicly available, of certain recent business combinations and change of control transactions involving other companies that we have deemed similar from an investment perspective; and

     (xii) conducted such other studies, analyses, and examinations as we have deemed appropriate.

     In arriving at our opinion, we have relied upon the accuracy and completeness of the financial and other information provided to us by Keystone, North Star and their respective representatives and obtained from publicly available sources which we considered in our review, and have not independently verified such information.

     Our opinion is based solely upon the information available to us and the economic, market, and other circumstances as they exist as of the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof.


     We are not expressing any opinion herein as to the prices at which shares of Keystone's Common Stock outstanding prior to the Merger or issued in the Merger may trade at any future time. Our opinion as expressed herein is expressly limited to the fairness, from a financial point of view, of the terms and conditions of the Merger to Keystone and its shareholders. We have been retained on behalf of the Board of Directors of Keystone, and our opinion does not constitute a recommendation to any holder of Keystone's Common Stock as to how such holder should vote with respect to the Merger Agreement at any meeting of holders of Keystone Common Stock. We hereby consent to the inclusion of this opinion as an exhibit to any proxy or registration statement distributed in connection with the Merger.

     Based upon the foregoing and subject to the qualifications expressed herein, it is our opinion that the terms and conditions of the Merger are fair to Keystone and its shareholders from a financial point of view.

                              Sincerely,

                              FMV Opinions, Inc.
                              /s/ FMV Opinions, Inc.